Exhibit 10.24

888 7th Avenue, Suite 302,

New York, New York 10106

February 7, 2022

Artem Yegorov

Re:  Offer of Employment

Dear Artem:

viagogo, Inc., a Delaware corporation (the “Company”), is pleased to offer you the position of SVP Engineering/CTO. Your employment start date will be March 14, 2022 (the “Employment Start Date”).

Job Duties

Your job duties will be those customarily associated with the position of SVP Engineering/CTO of similarly situated companies. The Company envisions that you will work out of the Company’s Los Angeles office, currently at 2049 Century Park West, Suite S690, Los Angeles, California 90067. During the term of your employment, you may perform your work duties from your remote location in addition to the Company LA office location. You may also be required to travel in accordance with the Company’s directives.

The Company requires that you devote your full business time, attention, skills and efforts to your tasks and duties of your position as assigned by the Company. Additionally, we require that you refrain from conduct that creates a conflict of interest between your own (or a family member’s) interests and the interests of the Company. We also require that you comply with all laws and regulations, as well as all Company policies and directives as may be in effect from time to time, including without limitation, the Company’s Anti-Discrimination and Anti-Harassment policy, copies of which will be provided to you under a separate cover.

Cash Compensation

Your initial base salary will be at the rate of $1,500,000 per year, less applicable deductions. Your base salary will be payable in equal installments in accordance with the Company’s regularly scheduled pay days.

Sign on Bonus

You will be eligible to receive a Sign on Bonus (the “Bonus”) of $1,500,000 which shall be payable in increments by the Company as follows:

a.	On March 14, 2022, you shall be eligible to receive a bonus of $250,000

b.	On June 14, 2022, you shall be eligible to receive a bonus of $250,000

c.	On September 14, 2022, you shall be eligible to receive a bonus of $250,000

d.	On December 14, 2022, you shall be eligible to receive a bonus of $250,000

e.	On March 14, 2023, you shall be eligible to receive a bonus of $500,000

The Bonus is an unvested wage advance upon receipt that you will earn in its entirety by remaining employed by the Company for 1 year following the Hire Date. To the extent anything in the Offer Letter conflicts with any provisions of the Sign-On Bonus Agreement, the Sign-On Bonus Agreement supersedes the Offer Letter.

Restricted Stock Units (“RSUs”)

You are eligible to receive a grant of RSUs (restricted stock units) upon your first day of employment which will be valued at $25,000,000.00. The number of RSUs you are eligible to receive will be based on the most recent valuation of StubHub Holdings, Inc. at the time of the grant. The RSUs will vest over a four-year period, with 20% of the RSUs vesting on the 1-year anniversary of the first day of your employment, and, thereafter with proportionate RSUs vesting quarterly. RSUs that have not vested will be forfeited if you are no longer employed by the Company. Further terms for the RSU grant will be governed by the RSU Agreement that you will be asked to sign. Neither of these documents should be interpreted as creating anything other than an at-will employment relationship and does not represent a contractual obligation for the Company to retain you as an employee.

Expenses

The Company will reimburse you for all reasonable business expenses incurred by you in conjunction with the performance of your duties, provided that such expenses are pre-approved by the Company in accordance with Company policy.

Benefits

During the Executive’s employment with the Company, the Executive will be eligible to participate in (a) each employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of all its employees generally, including the same medical and health-care insurance plan coverage provided to c-suite level executives of the Company and (b) the executive-level benefits arrangements summarized in Exhibit A hereto, in each case, subject to the terms of such plans as in effect from time to time, including satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time without violation of this Agreement.

“At-Will” Employment

Your employment with the Company is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. The “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be modified, except in an express writing signed by you and by the Company. Further, upon termination of your employment for any reason, you agree to cooperate with the Company with respect those business-related matters of which you have knowledge and to assist with the orderly transfer of your work to others, as directed by the Company.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•

As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for the Company.

•	Your provision of prior positive employment references which are checked and verified by the Company.

•

Your signed agreement to, and ongoing compliance with, the terms of the Confidentiality, Restrictive Covenant and Intellectual Property Agreement without modification. Please note that this document includes a “works for hire” provision, and a post-employment Non-Compete obligation. It will be submitted to you under a separate cover.

•	Your signed agreement to the terms of the viagogo Inc. Alternative Dispute Resolution Program without modification. This document will be provided to you under separate cover.

•

Your return of the enclosed copy of this letter, after being signed by you without modification, to hr@viagogo.com no later than Monday February 7, 2022. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or you providing services to, the Company, as its employee. If you accept employment, you may not either bring onto Company premises, or disclose or use in connection with your employment with the Company, any confidential or proprietary information developed, used or disclosed to you while you were employed by some other company or entity.

Entire Agreement

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the subject matter of hereof. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly canceled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by the Company. This letter shall be governed by California law, without regard to its conflict-of-law principles.

You acknowledge and agree that the Company has made this employment offer in reliance upon the information provided by you, or on your behalf, to the Company during our recruitment and employment application process. Any falsification or misrepresentation of such information by you, or any of your agents or representatives, shall constitute grounds for immediate termination of your employment, and you shall indemnify the Company for any and all damages (including attorneys’ fees) suffered by it as a result of the falsification or misrepresentation of such information.

We look forward to you accepting this offer and a mutually rewarding relationship. As with all important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

If you accept this offer, please date and sign below, on the enclosed copy of this letter and return it to hr@viagogo.com no later than February 7, 2022 and retain the original for your records. You should bring your INS Form I-9 required identification and proof of authorization to work with you on your first day of employment.

If you have any questions regarding this offer letter, please feel free to contact Nayaab.Islam@viagogo.com.

Sincerely, /s/ Christopher Miller
Cristopher Miller, President and CEO of viagogo Inc.

4

I accept the above offer on the terms and conditions outlined in this letter, and request to begin employment on March 14, 2022:

Dated: 2/7/2022	/s/ Artem Yegorov
Artem Yegorov

EXHIBIT A

Summary of Key Executive Benefits*

The amounts set forth below are payable on a fully grossed-up basis:

Executive:	Artem Yegorov

Supplemental Health Coverage:	Executive will receive a monthly reimbursement for medical and health care costs and expenses, which are incurred by Executive and his dependents but are not otherwise covered by insurance, up to a total of $25,000 per annum, subject to submission of substantiating invoices.

Executive Physical:	The Company will pay the cost of one physical examination per annum for Executive, which payment will be made directly to the applicable medical service provider designated by the Company. In addition, the Company will reimburse the cost of one annual physical examination per annum for Executive’s spouse.

*	Benefits subject to change by the Company.

5

STUBHUB HOLDINGS, INC.

AMENDED & RESTATED RESTRICTED STOCK UNIT GRANT NOTICE

(2022 OMNIBUS INCENTIVE PLAN)

StubHub Holdings, Inc., (the “Company”), pursuant to the Company’s 2022 Omnibus Incentive Plan (the “Plan”), hereby awards to the individual set forth below the number of restricted stock units (“RSUs”) set forth below (the “Award”). The Award constitutes an Other Stock-Based Award under the Plan, and will be evidenced by an Amended and Restated Restricted Stock Unit Award Agreement (the “Agreement”). The Award is subject to all of the terms and conditions as set forth in this Amended and Restated Restricted Stock Unit Grant Notice (the “Grant Notice”) and in the Agreement and the Plan, each of which is attached to this Grant Notice and incorporated by reference into this Grant Notice in its entirety. In the event of any conflict between the Agreement or Grant Notice and the Plan, the Plan shall control. Capitalized terms not explicitly defined in this Grant Notice or in the Agreement but defined in the Plan will have the same definitions as in the Plan.

The Company and Participant set forth below are parties to that certain Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement, each dated as of December 19, 2022, as amended by that certain Amendment No. 1 dated as of May 9, 2023 (the “Prior Agreements”). For $1.00 and such other good and valuable consideration, the receipt of which is hereby acknowledged by the Company and Participant, the Company and Participant desire to amend and restate the Prior Agreements in accordance with the terms and conditions contained in the Grant Notice and the Agreement, which shall supersede the Prior Agreements in their entirety effective as of the Date of Grant set forth below.

Participant:	Artem Yegorov
Number of RSUs:	117,762
Date of Grant:	December 19, 2022
Vesting Commencement Date:	March 14, 2022
Time-Vesting Completion Date:	March 14, 2026
RSU Expiration Date:	10th Anniversary of Time-Vesting Completion Date

Vesting Schedule:

Two vesting requirements must both be satisfied for Participant’s RSUs to vest: (i) a time-based requirement (the “Time-Based Vesting Requirement”) and (ii) a liquidity-based requirement (the “Liquidity-Based Vesting Requirement”). The date both the Time-Based Vesting Requirement and the Liquidity-Based Vesting Requirement is satisfied is referred to herein as the “Vesting Date.” Participant’s RSUs will not vest (in whole or in part) if only one (or if neither) of these requirements is satisfied.

Time-Based Vesting Requirement: The Award shall time-vest as follows: (i) twenty percent (20%) of the RSUs shall vest on March 14, 2023, (ii) 8,960.6 RSUs will be deemed to have satisfied the Time-Based Vesting Requirement as of the end of each three (3) month period commencing on June 14, 2023 and ending on December 14, 2024, and (iii) 7,406.2 RSUs will be deemed to have satisfied the Time-Based Vesting Requirement as of the end of each three (3) month period commencing on

March 14, 2025 and ending on March 14, 2026, subject, in each case, to Participant’s continuous Service with the Company or an Affiliate from the Date of Grant through each such time-vesting date. The date on which time-vesting of one-hundred percent (100%) of the RSUs awarded hereunder shall be complete is referred to herein as the “Time-Vesting Completion Date” For clarity, if Participant’s Service terminates for any reason, no additional RSUs will time-vest on or after the date of such termination of Service.

Liquidity-Based Vesting Schedule: Notwithstanding the time-vesting of the Award as provided above, no amount of the Award shall be vested and distributed unless and until the Liquidity-Based Vesting Requirement shall be met. The Liquidity-Based Vesting Requirement shall be satisfied on the first to occur prior to the RSU Expiration Date of (i) the date of consummation of a Change in Control, or (ii) a Listing Date (each, a “Liquidity Event”); provided, however, that Participant has not incurred a termination of Service for Cause prior to such Liquidity Event. For clarity, if no Change in Control or Listing Date occurs prior to the RSU Expiration Date, or Participant’s Service is terminated for Cause prior to a Liquidity Event, in each case, all rights hereunder shall immediately terminate without regard to completion of the time-vesting of the Award. For further clarity, the date of consummation of any transaction pursuant to which the securities of the Company or its successor come to be listed or quoted on a national securities exchange is considered to be a Listing Date for purposes of this Award.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice and the Agreement. Participant and the Company hereby acknowledge and agree that this Grant Notice, the Agreement and the Plan contain the entire agreement and understanding between Participant and the Company with respect to the grant of the RSUs contemplated hereunder and the shares of Common Stock underlying the Award, and supersedes, replaces and makes null and void all prior understandings, agreements or representations, whether oral and written, between Participant and the Company with respect to the grant of the RSUs contemplated hereunder and the shares of Common Stock underlying the Award. For the avoidance of doubt, this Grant Notice and the Agreement shall not supersede or replace any agreements between Participant and the Company with respect to prior grants of equity awards.

STUBHUB HOLDINGS, INC.		PARTICIPANT

By:	/s/ Mark Streams	By:	/s/ Artem Yegorov
Name: Mark Streams		Name: Artem Yegorov
Title: General Counsel		Title: CTO
Date: January 28, 2025		Date: January 28, 2025

ATTACHMENTS: Amended and Restated Restricted Stock Unit Award Agreement, 2022 Omnibus Incentive Plan

STUBHUB HOLDINGS, INC.

AMENDED & RESTATED RESTRICTED STOCK UNIT AWARD AGREEMENT

(2022 OMNIBUS INCENTIVE PLAN)

Pursuant to the Amended and Restated Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Amended and Restated Restricted Stock Unit Award Agreement (the “Agreement”), StubHub Holdings, Inc. (the “Company”) has awarded you, in consideration of your services, the number of restricted stock units (“RSUs”) indicated in the Grant Notice (the “Award”) under the Company’s 2022 Omnibus Incentive Plan (the “Plan”). The Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

1. GRANT OF THE AWARD. The Award constitutes an Other Stock-Based Award under the Plan. Each RSU represents your right to receive on a future date one share of Common Stock for each RSU that vests.

2. RSUS AND SHARES OF COMMON STOCK.

(a) The RSUs and the number of shares of Common Stock underlying the RSUs may be adjusted from time to time as described in Section 9 of the Plan.

(b) Any additional RSUs and any shares of Common Stock, cash or other property that become subject to the Award pursuant to this Section 2 will be subject, in a manner that the Committee determines, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the RSUs and shares of Common Stock underlying the RSUs.

(c) No fractional shares of Common Stock, fractional RSUs or rights for fractional shares of Common Stock will be created pursuant to this Section 2. The Committee will, in its discretion, determine an equivalent benefit for any fractional RSUs or fractional shares of Common Stock that might be created by the adjustments referred to in this Section 2.

3. VESTING; FORFEITURE.

(a) The RSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice; provided, that in the event of a Change in Control, the Committee may take one or more of the actions set forth in Section 9(c) of the Plan. Failure to satisfy the vesting requirements set forth in the Grant Notice shall result in the forfeiture and termination of the RSUs for no consideration therefor.

(b) Time-based vesting of the RSUs will cease as of the date that your Service terminates for any reason, and any RSUs that have not time-vested in accordance with the vesting schedule set forth in your Grant Notice will terminate and be forfeited back to the Company for no consideration therefor on such date of termination. For clarity, if no Liquidity Event occurs prior to the RSU Expiration Date or if you are terminated for Cause prior to the occurrence of a Liquidity Event, in each case, all rights hereunder with respect to the RSUs shall immediately terminate for no consideration therefor without regard to completion of the time-vesting of the RSUs

4. DATE OF DELIVERY OR ISSUANCE.

(a) The issuance of shares of Common Stock in respect of the RSUs is intended be exempt from the requirements of Section 409A of the Code under the “short-term deferral exemption”, such that the issuance of shares of Common Stock will not trigger the additional tax imposed under Section 409A of the Code, and the Plan and this Agreement will be construed and administered in such a manner. However, the Company does not guarantee such tax treatment and shall not be liable to any party should any tax liability or penalty be incurred by reason of the application of Code Section 409A.

(b) Subject to the provisions of this Agreement and the Plan, the Company will deliver to you one share of Common Stock for each RSU that becomes vested in accordance with the vesting schedule set forth in the Grant Notice (and has not otherwise been terminated or forfeited) within thirty (30) days of the Vesting Date.

(c) The Company may settle an RSU in connection with a Change in Control by delivering other consideration to you, including, without limitation, shares of the capital stock of the acquirer or surviving entity of such Change in Control or its affiliates having a Fair Market Value equal in the aggregate to the value of the shares of Common Stock for which the RSU is being settled. If a scheduled delivery date falls on a date that is not a business day, such delivery date will instead fall on the next following business day. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares of Common Stock) will be determined by the Company.

5. COMPANY’S RIGHT OF FIRST REFUSAL. Upon the settlement of the RSUs pursuant to Section 4 hereof, you acknowledge and agree that, prior to the occurrence of a Listing Date, before any shares of Common Stock held by you or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase such shares of Common Stock on the terms and conditions set forth in this Section 5 (the “Right of First Refusal”). For the avoidance of doubt, this Section 5 shall be null and void and of no force and effect following the occurrence of a Listing Date.

(a) Notice of Proposed Transfer. The Holder of the shares of Common Stock shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such shares of Common Stock; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of shares of Common Stock to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the shares of Common Stock (the “Offered Price”), and the Holder shall offer the shares of Common Stock at the Offered Price to the Company or its assignee(s).

(b) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all or any portion of the shares of Common Stock proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with Section 5(c) below.

(c) Purchase Price. The purchase price (“Purchase Price”) for the shares of Common Stock purchased by the Company or its assignee(s) under this Section 5 shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors, or any Committee appointed thereby, in good faith.

(d) Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e) Holder’s Right to Transfer. If any of the shares of Common Stock proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 5, then the Holder may sell or otherwise transfer such shares of Common Stock to that Proposed Transferee at the Offered Price or at a higher price, provided that (i) such sale or other transfer is consummated within thirty (30) days after the date of the Notice, (ii) any such sale or other transfer is effected in accordance with applicable law and (iii) the Proposed Transferee agrees in writing that the provisions of this Section 5 shall continue to apply to the shares of Common Stock in the hands of such Proposed Transferee. If the shares of Common Stock described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any shares of Common Stock held by the Holder may be sold or otherwise transferred.

(f) Exception for Certain Family Transfers. Notwithstanding anything to the contrary contained herein, the transfer of any or all of the shares of Common Stock during your lifetime or upon your death by will or intestacy to your Immediate Family or a trust for the benefit of your Immediate Family shall be exempt from the provisions of this Section 5. For purposes of this Agreement, “Immediate Family” shall mean a spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the shares of Common Stock so transferred subject to the provisions of this Section 5, and there shall be no further transfer of such shares of Common Stock except in accordance with the terms of this Section 5.

(g) Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any shares of Common Stock upon the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.

6. OFFER TO PURCHASE ALL SHARES (DRAG-ALONG RIGHTS). Upon the settlement of the RSUs pursuant to Section 4 hereof, you acknowledge and agree that you will comply with the provisions of this Section 6 as follows. If, prior to the occurrence of a Listing Date, (i) the stockholders of the Company, whether individually or as a group, receive a bona fide offer to purchase all, but not less than all, of the issued and outstanding shares of capital stock of the Company (the “Stock”), in a single transaction or a series of related transactions, and (ii) stockholders owning not less than fifty percent (50%) of the issued and outstanding shares of voting securities of the Company (the “Electing Stockholders”), based on the maximum number of votes such shares of voting securities may cast with respect to any matter submitted to the vote of all stockholders of the Company, elect in writing to accept such bona fide offer and to consummate the sale of such Stock contemplated therein (the “Sale”), and so notify all other stockholders (the “Non-Electing Stockholders”) in writing of such election, then each and every stockholder shall be required to sell all of such stockholder’s shares of Stock pursuant to such bona fide offer and to cooperate in good faith with each other stockholder in consummating the Sale. Without limiting the generality of the foregoing, if the Sale is structured as: (i) a merger or consolidation, the Non-Electing Stockholders shall waive all dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation; or (ii) a sale of securities, the Non- Electing Stockholders shall agree to sell all but not less than all of their shares of Stock on the terms and conditions of the Sale. The Non-Electing Stockholders shall take such other necessary or desirable actions in connection with the consummation of the Sale as may be reasonably requested by the Electing Stockholders or the Company. Notwithstanding anything set forth herein to the contrary, the rights of the Stockholders set forth in this Section 6 shall in all instances supersede the rights of the Company and/or its assignee(s) set forth in Section 5 above. Notwithstanding anything to the contrary contained in this Section 6, no Non-Electing Stockholder shall (a) be required to make any representations or warranties or provide indemnification in connection with any Sale other than with respect to title to its Stock, required consents and authorizations and absence of conflicts with laws, regulations and agreements, in each case only with respect to the sale of Stock by such Non-Electing Stockholder, or (b) be responsible or otherwise liable in connection with any Sale other than with respect to such representations warranties or indemnities and only to the extent of the net proceeds received by such Non-Electing Stockholder from such Sale. For the avoidance of doubt, this Section 6 shall be null and void and of no force and effect following the occurrence of a Listing Date.

7. SECURITIES LAW COMPLIANCE. Upon settlement of the RSUs by delivery of shares of Common Stock, you may not be issued any Common Stock underlying the RSUs or other shares with respect to your RSUs unless either (a) the shares are registered under the Securities Act, or (b) the Company has determined that the issuance would be exempt from the registration requirements of the Securities Act. The Award must also comply with other applicable laws and regulations governing the Award, and you will not receive shares of Common Stock underlying your RSUs if the Company determines that such receipt would not be in compliance with such laws and regulations.

8. DIVIDENDS. You will receive no benefit or adjustment to your RSUs with respect to any cash dividend, stock dividend, or other distribution, except for any adjustments permitted under Section 9 of the Plan.

9. RESTRICTIVE LEGENDS. The Common Stock issued with respect to the RSUs will be endorsed with appropriate legends determined by the Company.

10. TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of all or any portion of the RSUs or the shares of Common Stock underlying the RSUs. You may not use the RSUs or shares of Common Stock underlying the RSUs as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares.

11. AWARD NOT A SERVICE CONTRACT. Your Service is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement (including, without limitation, the vesting of your RSUs or the issuance of the shares of Common Stock subject to your RSUs), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan will: (a) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (b) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (c) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (d) deprive the Company of the right to terminate you at-will and without regard to any future vesting opportunity that you may have.

12. UNSECURED OBLIGATION. The Award is unfunded, and even as to any RSUs that vest, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Stock pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to any RSUs, and with respect to the Common Stock underlying the RSUs, until Common Stock is issued pursuant to Section 4 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the Common Stock so issued. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

13. WITHHOLDING OBLIGATIONS.

(a) On or before the time you receive a distribution of the shares of Common Stock underlying the RSUs, or at any time thereafter as requested by the Company in accordance with applicable tax laws, you agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with the Award (the “Withholding Taxes”). Specifically, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to the Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered in connection with your RSUs to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company or its Affiliates; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with your RSUs with a Fair Market Value (measured as of the date shares of Common Stock are issued to you) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b) Unless the tax withholding obligations of the Company and any Affiliate are satisfied, the Company will have no obligation to deliver to you any Common Stock.

(c) In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

14. LOCK-UP PERIOD. To the extent required by the Company and/or the Lead Underwriter, pursuant to Section 13(c) of the Plan, you shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in the shares of Common Stock underlying the RSUs during the applicable Lock-Up Period.

15. TERMINATION OF RSUS. The Company, in its sole discretion, may terminate all or any portion of the RSUs (including the vested portion of any RSUs that have not been settled in accordance with Section 4 hereof) in the event that the Company determines, in its sole discretion, that you have breached any of your obligations under any confidentiality, nondisclosure, non-compete, non-solicit, non-disparagement or proprietary rights agreement or policy entered into between you and the Company or an Affiliate or Subsidiary.

16. NOTICES. Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting the Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17. AMENDMENT. Except as set forth in Section 15 of the Plan, this Agreement may be amended only by a writing executed by the Company and you that specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Company by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting in any material respect your rights hereunder may be made without your written consent. Without limiting the foregoing, the Company reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary, appropriate or desirable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision.

18. MISCELLANEOUS.

(a) The rights and obligations of the Company under the Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary, appropriate or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

(c) You acknowledge and agree that you have reviewed the Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Award and fully understand all of the provisions of the Award.

(d) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

19. CHANGE IN CONTROL PROVISIONS. With respect to RSUs that are settled in connection with a Liquidity Event and for which payment of any amounts are subject to any conditions, you hereby agree to be bound by the same terms and conditions as are generally applicable to the holders of the Company’s capital stock with respect to the calculation of any consideration subject to, the occurrence or non-occurrence of any events or circumstances with respect to, or any other determinations with respect to, any such conditions, including, without limitation, any dispute resolution provisions and any provisions related to the appoint of a stockholder or other representative who is granted the power to resolve such matters.

20. NO OBLIGATION TO MINIMIZE TAXES. The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

21. GOVERNING PLAN DOCUMENT. The Award is subject to the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of the Award and those of the Plan, the provisions of the Plan will control. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon you, the Company, and all other interested persons. No member of the Committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

22. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

23. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

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This Amended and Restated Restricted Stock Unit Award Agreement will be deemed to be signed by the Company and you upon the signing by you of the Amended and Restated Restricted Stock Unit Grant Notice to which it is attached.